SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549






                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                           Select Comfort Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)




                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                    81616X103
                           ---------------------------
                                 (CUSIP Number)




                                  June 6, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |_| Rule 13d-1(b)

                  |_| Rule 13d-1(c)

                  |X| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

NY2:\1120578\02\_0N602!.DOC\47660.1297

--------------------------------------------                                              -----------------------------------------
            CUSIP No. 81616X103                                  13G                                        Page 2
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               General Electric Capital Corporation, a Delaware corporation
               13-1500700
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware, USA
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            135,000 (comprised of a warrant to acquire 135,000 shares)
         NUMBER OF
          SHARES             ----------- ------------------------------------------------------------------------------------------
       BENEFICIALLY              6       SHARED VOTING POWER
         OWNED BY
           EACH                             0
         REPORTING           ----------- ------------------------------------------------------------------------------------------
          PERSON                 7       SOLE DISPOSITIVE POWER
           WITH
                                            135,000 (comprised of a warrant to acquire 135,000 shares)
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            0
---------------------------- ----------- ------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  135,000 (comprised of a warrant to acquire 135,000 shares)
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                         [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  .74%
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- --------------------------------------------------------------------------------------------------------------------

--------------------------------------------                                              -----------------------------------------
            CUSIP No. 81616X103                                  13G                                        Page 3
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  General Electric Capital Services, Inc., a Delaware corporation
                  06-1109503
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)[ ]
                                                                                                            (b)[X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware, USA
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            Disclaimed (see 9 below)
         NUMBER OF
          SHARES             ----------- ------------------------------------------------------------------------------------------
       BENEFICIALLY              6       SHARED VOTING POWER
         OWNED BY
           EACH                             0
         REPORTING           ----------- ------------------------------------------------------------------------------------------
          PERSON                 7       SOLE DISPOSITIVE POWER
           WITH
                                            Disclaimed (see 9 below)
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            0
---------------------------- ----------- ------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  Beneficial ownership of all shares disclaimed by General Electric Capital Services, Inc.
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                         [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  Not applicable (see 9 above)
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- --------------------------------------------------------------------------------------------------------------------

--------------------------------------------                                              -----------------------------------------
            CUSIP No. 81616X103                                  13G                                        Page 4
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  General Electric Company, a New York corporation
                  14-0689340
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York, USA
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            Disclaimed (see 9 below)
         NUMBER OF
          SHARES             ----------- ------------------------------------------------------------------------------------------
       BENEFICIALLY              6       SHARED VOTING POWER
         OWNED BY
           EACH                             0
         REPORTING           ----------- ------------------------------------------------------------------------------------------
          PERSON                 7       SOLE DISPOSITIVE POWER
           WITH
                                            Disclaimed (see 9 below)
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            0
---------------------------- ----------- ------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  Beneficial ownership of all shares disclaimed by General Electric Company
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                    [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  Not applicable (see 9 above)
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- --------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

         This Amendment No. 1 amends the Schedule 13G filed February 12, 1999 and is filed by General Electric Capital Corporation ("GE Capital"), General Electric Capital Services, Inc. ("GECS") and General Electric Company ("GE") with respect to the common stock, par value $.01 per share (the "Common Stock"), of Select Comfort Corporation, a Minnesota corporation (the "Issuer"). The agreement among each of GE Capital, GECS and GE that this statement be filed on behalf of each of them is attached hereto as Exhibit A.

Item 4.  Ownership.

         (a)-(c) The response of GE Capital, GECS and GE to Items 5, 7, 9 and 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer is incorporated herein by reference.

         Each of GE Capital, GECS and GE hereby expressly disclaims the beneficial ownership of any Common Stock of the Issuer over which it does not have sole dispositive power.

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2002

                       GENERAL ELECTRIC CAPITAL CORPORATION



                       By:  /s/  Barbara J. Gould
                            --------------------------------------
                             Name:   Barbara J. Gould
                             Title:  Department Operations Manager

                                                     SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2002

                           GENERAL ELECTRIC CAPITAL SERVICES, INC.



                           By:  /s/  Barbara J. Gould
                                ----------------------------------
                                 Name:   Barbara J. Gould
                                 Title:  Attorney in Fact*


*Power of attorney, dated as of February 22, 2000, by General Electric Capital Services, Inc., is hereby incorporated by reference to Schedule 13D for Luxtec Corporation, filed March 12, 2001 by GE Capital Equity Investments, Inc.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2002

                            GENERAL ELECTRIC COMPANY



                            By:  /s/  Barbara J. Gould
                                 ---------------------------------
                                  Name:   Barbara J. Gould
                                  Title:  Attorney in Fact*


*Power of attorney, dated as of February 22, 2000, by General Electric Company, is hereby incorporated by reference to Schedule 13D for Luxtec Corporation, filed March 12, 2001 by GE Capital Equity Investments, Inc.

                                  EXHIBIT INDEX



         Exhibit                                 Description
         -------                                 -----------

            A Joint Filing Agreement, dated February 12, 2002, among GE Capital, GECS and GE to file joint statement on Schedule 13G.














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